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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-51772 and 333-90491) and in the related Prospectuses and on Form S-8 (Nos. 333-82221, 333-19915 and 333-19917) pertaining to the 1993
Long-Term Incentive Plan, as Amended and Restated, the 1993 Long-Term Incentive Plan and the 1993 Non-Employee Director Stock Option Plan of our report dated February 6, 2001, with respect to the consolidated financial statements of Transkaryotic Therapies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                         /s/ Ernst & Young LLP

Boston, Massachusetts
March 26, 2001